Exhibit 11.1

                              FORTE SOFTWARE, INC.
                          COMPUTATION OF LOSS PER SHARE
                      (in thousands, except per share data)

                                                                           Three Months Ended
                                                                                June 30,
                                                                                --------
                                                                          1995             1996
                                                                          ----             ----
Actual weighted average shares outstanding for the period:
Common Stock                                                            3,684,425       18,322,090
Common Stock Equivalents                                                  248,778        2,814,148
SAB 83, Cheap stock                                                     1,696,530                -
                                                                      -----------       ----------
Total common and cheap stock weighted average shares outstanding        5,629,733       21,136,238
                                                                      -----------       ----------
Net income (loss)                                                      (1,873,000)         293,000
                                                                      -----------       ----------
Net income (loss) per share                                                $(0.33)           $0.01
                                                                      -----------       ----------


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